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DYNEGY INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($ IN 000'S)
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                                                         SIX MONTHS                    YEAR ENDED DECEMBER 31,
                                                           ENDED      =========================================================
                                                         30-JUN-99         1998           1997           1996          1995
                                                        ============  =============  =============  =============  ============
Computation of Earnings:

    Pre-tax income (loss) from continuing operations    $     82,193  $     158,691  $    (149,895) $     169,645  $     65,234

    Undistributed income from equity investees                10,766          6,477          4,073         21,729         9,169
                                                        ------------  -------------  -------------  -------------  ------------
      Computed Earnings (Loss)                                71,427        152,214       (153,968)       147,916        56,065
                                                        ------------  -------------  -------------  -------------  ------------

Fixed Charges:

    Interest costs:

      Expensed                                                37,420         74,992         63,455         46,202        34,475

      Capitalized                                              7,766          7,591          8,800          1,200         1,028

    Minority interest in income of a subsidiary                8,316         16,632          9,841            -             -

    Amortization of financing costs                              854          1,320            943            772         1,132

    Amortization of Premium                                      -           (2,568)        (6,768)        (4,892)       (3,216)

    Rental expense representative of interest factor          16,349         20,698         13,572          4,171         3,719
                                                        ------------  -------------  -------------  -------------  ------------
      Total Fixed Charges                                     70,705        118,665         89,843         47,453        37,138
                                                        ------------  -------------  -------------  -------------  ------------

Earnings Before Income Taxes and Fixed Charges          $    134,366  $     263,288  $     (72,925) $     194,169  $     92,175
                                                        ============  =============  =============  =============  ============

Ratio of Earnings to Fixed Charges                              1.90           2.22             (a)          4.07          2.48
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                                                        =============
                                                            1994
                                                        =============
Computation of Earnings:

    Pre-tax income (loss) from continuing operations    $      44,105

    Undistributed income from equity investees                  3,803
                                                        -------------
      Computed Earnings (Loss)                                 40,302
                                                        -------------

Fixed Charges:

    Interest costs:

      Expensed                                                  1,114

      Capitalized                                                 -

    Minority interest in income of a subsidiary                   -

    Amortization of financing costs                             1,267

    Amortization of Premium                                       -

    Rental expense representative of interest factor              955
                                                        -------------
      Total Fixed Charges                                       3,336
                                                        -------------

Earnings Before Income Taxes and Fixed Charges          $      43,638
                                                        =============

Ratio of Earnings to Fixed Charges                              13.08
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(a) Earnings are inadequate to cover fixed charges for the year ended December
31, 1997, by approximately $72.9 million.